Consent of Independent Registered Public Accounting Firm

The Plan Administrator of the

PSS World Medical, Inc. Savings Plan:

We consent to the incorporation by reference in the registration statement (No. 33-80657) on Form S-8 of PSS World Medical, Inc. of our report dated September 18, 2008 relating to the financial statements and supplemental schedule of PSS World Medical, Inc. Savings Plan as of March 31, 2008 and 2007, and for the year ended March 31, 2008, which report appears in the March 31, 2008 annual report on Form 11-K of PSS World Medical, Inc. Savings Plan.

September 18, 2008

Certified Public Accountants

(1)